Exhibit 99.1

IAC REPORTS Q3 RESULTS

NEW YORK— November 5, 2008—IAC (Nasdaq: IACI) released third quarter 2008 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q3 2008	Q3 2007	Growth
Revenue	$369.3	$335.4	10%

Operating Income Before Amortization	30.5	37.7	-19%
Adjusted Net Income	(20.2)	25.2	NM
Adjusted EPS	(0.14)	0.17	NM

Operating (Loss) Income	(22.6)	1.7	NM
Net (Loss) Income	(14.8)	70.5	NM
GAAP Diluted EPS	(0.11)	0.47	NM

The results of the spincos are treated as discontinued operations.

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

“This is the last quarter when the costs of our spin-offs will distort the operating performance of the Company,” said IAC’s Chairman and CEO, Barry Diller. “For the future, our streamlined focus, virtually no debt and large cash balances should provide both long-term growth in our current businesses and allow us to pursue opportunities across the internet.”

Information Regarding the Results:

•                 Q3 Operating Income Before Amortization grew 36%, excluding $20.8 million in spin-off expenses.

•                 Q3 operating loss was driven by the spin-off expenses and a $16.2 million non-cash charge related to the modification of certain IAC equity awards in connection with the spin-offs.

•                 Adjusted Net Income and Adjusted EPS reflect the $15.7 million after-tax effect of the spin-off expenses and a $38.3 million after-tax loss arising from the extinguishment of a significant portion of the 7% Senior Notes due 2013 ($0.39 per share, combined). (See Pages 3 and 4 for further details)

•                 Net loss and GAAP Diluted EPS were impacted by the items discussed above, a benefit related to deferred tax adjustments in connection with the spin-offs of $65.1 million ($0.46 per share) and a $14.7 million loss ($0.11 per share) principally related to an income tax provision recorded in discontinued operations. (See Page 4 for further details)

•                 Free Cash Flow for the first nine months of 2008 was $97.2 million, up $128.2 million over the prior year, with $147.4 million in net cash provided by operating activities.

Principal Areas of Focus:

•                 Search: IAC improved and extended its search footprint, acquiring Dictionary.com on July 3, 2008 which now sends over 800,000 incremental queries to Ask.com each day, re-launching Ask.com on October 1 to positive early results, and continuing to expand search distribution through toolbars and partnerships.

•                 Local: IAC grew revenue from thousands of paying local merchants, benefitting from increases in the number and spend of merchants; announced distribution partnerships with AOL, Marchex, Superpages and Local.com and joined Facebook Connect in 2008; and recently announced the expansion of ServiceMagic into Europe.

•                 Personals: Match.com worldwide subscribers and revenue per subscriber both grew 3% in Q3, driven by Chemistry.com domestically and in Latin America, the UK, Scandinavia and Australia internationally. Distribution deals signed with Australia’s NineMSN and Latin America’s Terra. Match mobile, launched late in 2007, continues to grow subscriptions strongly.

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DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q3 2008	Q3 2007	Growth
	$ in millions
Revenue
Media & Advertising	$193.3	$189.8	2%
Match	93.5	89.1	5%
ServiceMagic	33.8	24.6	37%
Emerging Businesses	49.6	36.3	37%
Intercompany Elimination	(1.0)	(4.5)	78%
	$369.3	$335.4	10%
Operating Income Before Amortization
Media & Advertising	$38.8	$27.9	39%
Match	30.3	29.5	3%
ServiceMagic	8.7	5.4	60%
Emerging Businesses	(6.1)	(3.5)	-76%
Corporate	(41.2)	(21.7)	-90%
	$30.5	$37.7	-19%
Operating (Loss) Income
Media & Advertising	$32.1	$15.7	105%
Match	24.0	29.3	-18%
ServiceMagic	8.1	4.6	75%
Emerging Businesses	(7.4)	(9.9)	25%
Corporate	(79.4)	(38.0)	-109%
	$(22.6)	$1.7	NM

Media & Advertising

Media & Advertising consists of proprietary search properties such as Ask.com, Fun Web Products, Dictionary.com and iWon, and our proprietary local site, Citysearch, and network properties which include distributed search, sponsored listings and toolbars. Proprietary revenue growth continued to outpace that of network revenue and now represents 71.5% of total Media & Advertising revenue.

Media & Advertising revenue growth was driven by strong growth from proprietary search properties, where queries grew at Ask.com internationally and Fun Web Products, and reflect the inclusion of Dictionary.com (acquired on July 3, 2008). Query growth was partially offset by declines in queries generated on Ask.com in the U.S. due to significantly lower marketing spend in the period. Ask.com’s core user base, where frequency and monetization are the highest, grew queries strongly. Revenue per query on proprietary web search properties grew, primarily from improved economics associated with the renewed partnership with Google and, even excluding the renewed partnership, revenue per query grew due to continued optimization of how and when we display sponsored listings within a quality user experience. Mitigating revenue growth was a sharp decline in network revenue, resulting from the planned de-emphasis of relationships with certain partners that took place during 2008 in conjunction with the renewed partnership. In local, Citysearch continued to grow users and revenue during the quarter.

Media & Advertising profit grew faster than revenue as a result of reduced marketing spend at Ask.com and a shift in revenues from network to higher margin proprietary properties. Operating income for the prior year period reflects amortization of non-cash marketing of $6.1 million.

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Match

Revenue growth was driven by a 6% increase in both international subscribers and revenue per subscriber, and 1% and 2% growth in North American subscribers and revenue per subscriber, respectively. Chemistry.com continued to grow subscribers during the quarter. Operating Income Before Amortization growth reflects lower customer acquisition costs as a percentage of revenue, due to more favorable economic terms associated with distribution partners. Operating income for the current year period reflects amortization of non-cash marketing of $6.1 million.

ServiceMagic

ServiceMagic revenue benefited from a more active service provider network and a 41% increase in service requests driven by increased marketing efforts. Operating Income Before Amortization, benefitting from scale, grew faster than revenue, partially offset by increased consumer acquisition costs and increased operating expenses primarily associated with the expansion of the sales force. Operating income growth reflects lower amortization of intangibles.

Emerging Businesses

Emerging Businesses include Shoebuy, ReserveAmerica, Pronto.com, Gifts.com, InstantAction.com, Connected Ventures, 23/6, VSL, RushmoreDrive.com, Life123.com and The Daily Beast. Revenue for the period primarily reflects strong growth at Pronto.com and Shoebuy. Operating Income Before Amortization declines are due primarily to increased losses associated with early stage businesses not in the year ago figures as well as InstantAction.com and RushmoreDrive.com. Operating Income Before Amortization declines were partially offset by the first full quarter of profitability at Pronto.com, which has captured 16% of the shopping comparison category in just two years. Operating loss was favorably impacted in 2008 due to $3.0 million of amortization of non-cash marketing in the prior year period and a decrease of $2.2 million in amortization of intangibles.

Corporate

Corporate expense for the period included $20.8 million ($15.7 million after-tax) in expenses related to the spin-offs. Operating loss was further impacted by a $16.2 million charge related to the modification of certain IAC equity awards in connection with the spin-offs.

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OTHER ITEMS

During Q3 2008, the Company purchased for cash all validly tendered 7% Senior Notes due 2013 (the “Senior Notes”) pursuant to its tender offer to purchase the outstanding Senior Notes. Concurrent with the tender offer and in connection with the spin-offs, the Company entered into an exchange agreement to exchange a portion of the Senior Notes for the debt of Interval Leisure Group.  In connection with the tender offer and exchange agreement, the Company recorded a net loss of $63.2 million on the extinguishment of a portion of the Senior Notes, which is recorded in other (expense) income in Q3 2008. The remaining outstanding principal amount of the Senior Notes at September 30, 2008 is $15.8 million. In addition, Q3 other (expense) income included a $5.1 million loss in Q3 2008 as compared to a $5.9 million gain in Q3 2007, reflecting a decrease in the fair value of the derivative asset received by the Company in connection with the sale of HSE24.

The effective tax rates for continuing operations and Adjusted Net Income in Q3 2008 were 99% and 28%, respectively, on pre-tax losses of $86.6 million and $28.4 million, respectively. The effective tax rate for continuing operations was higher than the statutory rate of 35% due principally to benefits from a net reduction in deferred tax liabilities caused by the spin-offs and state income tax benefits, partially offset by an increase in the valuation allowance on deferred tax assets related to the Arcandor investment, changes in tax reserves, and non-deductible costs related to the spin-offs. The effective tax rate for Adjusted Net Income was lower than the statutory rate of 35% due principally to non-deductible costs related to the spin-offs and changes in tax reserves, partially offset by foreign income taxed at lower rates. The effective tax rates for continuing operations and Adjusted Net Income in Q3 2007 were 76% and 40%, respectively. These effective tax rates were higher than the statutory rate of 35% due principally to an increase in tax reserves and related interest, net adjustments related to the reconciliation of tax returns to provision accruals, and state taxes, partially offset by foreign tax credits and tax exempt income. In addition, continuing operations was favorably impacted by a non-taxable gain on the fair value of derivatives that were created in connection with the sale of HSE24 and the Expedia spin-off.

OPERATING METRICS

	Q3 2008	Q3 2007	Growth

MEDIA & ADVERTISING
Revenue by traffic source

Proprietary	71.5%	54.1%
Network	28.5%	45.9%

MATCH
Paid Subscribers (000s)	1,342.1	1,308.8	3%

SERVICEMAGIC
Service Requests (000s) (a)	1,201.3	854.1	41%
Accepts (000s) (b)	1,411.1	1,051.7	34%

(a)	Fully completed and submitted customer requests for service on ServiceMagic.
(b)	The number of times “Service Requests” are accepted by Service Professionals. A “Service Request” can be accepted by more than one Service Professional.

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LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2008, IAC had approximately $1.5 billion in cash and marketable securities and $95.8 million in long-term debt.

DILUTIVE SECURITIES

On August 20, 2008, IAC spun-off HSNi, Interval Leisure Group, Ticketmaster and Tree.com to shareholders and effected a 1-for-2 reverse stock split. IAC has various tranches of dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	10/31/08	Dilution at:

Share Price			$16.76	$20.00	$25.00	$30.00	$35.00

Absolute Shares as of 10/31/08	140.4		140.4	140.4	140.4	140.4	140.4

RSUs and Other	6.3		6.3	6.0	5.7	5.5	5.3
Options	11.0	$23.30	0.0	0.0	0.5	1.6	2.3
Warrants	39.3	$24.55	2.7	4.3	6.0	8.5	11.7

Total Treasury Method Dilution			9.0	10.3	12.2	15.6	19.3
% Dilution			6.0%	6.8%	8.0%	10.0%	12.1%
Total Treasury Method Diluted Shares Outstanding			149.4	150.7	152.6	156.0	159.7

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q3 financial results on Wednesday, November 5, 2008, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at http://www.iac.com/investors.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Service revenue	$341,691	$312,962	$1,010,548	$890,379
Product sales	27,589	22,399	83,552	63,323
Net revenue	369,280	335,361	1,094,100	953,702
Cost of sales-service revenue (exclusive of depreciation shown separately below)	115,142	125,265	341,545	344,647
Cost of sales-product sales (exclusive of depreciation shown separately below)	19,068	15,379	56,627	44,404
Gross profit	235,070	194,717	695,928	564,651

Selling and marketing expense	102,620	81,639	327,758	283,029
General and administrative expense	110,997	64,910	278,340	189,442
Other operating expense	12,329	12,029	41,922	33,177
Amortization of non-cash marketing	6,138	9,072	12,005	33,080
Amortization of intangibles	8,287	10,267	24,028	26,304
Depreciation	17,337	15,107	52,055	43,954
Operating (loss) income	(22,638)	1,693	(40,180)	(44,335)

Other income (expense):
Interest income	6,549	13,644	20,325	47,988
Interest expense	(5,002)	(14,919)	(30,866)	(44,676)
Equity in income of unconsolidated affiliates	3,146	3,885	15,373	16,543
Other (expense) income	(68,657)	10,295	(157,581)	19,174
Total other (expense) income, net	(63,964)	12,905	(152,749)	39,029

(Loss) earnings from continuing operations before income taxes and minority interest	(86,602)	14,598	(192,929)	(5,306)
Income tax benefit (provision)	85,335	(11,132)	103,573	(3,365)
Minority interest in losses of consolidated subsidiaries	381	1,452	1,195	1,490
(Loss) earnings from continuing operations	(886)	4,918	(88,161)	(7,181)
Gain (loss) on sale of discontinued operations, net of tax	767	(1,557)	23,314	33,524
(Loss) income from discontinued operations, net of tax	(14,718)	67,110	(318,771)	199,481
Net (loss) earnings available to common shareholders	$(14,837)	$70,471	$(383,618)	$225,824

(Loss) earnings per share from continuing operations:
Basic (loss) earnings per share	$(0.01)	$0.03	$(0.63)	$(0.05)
Diluted (loss) earnings per share	$(0.01)	$0.03	$(0.63)	$(0.05)

Net (loss) earnings per share available to common shareholders:
Basic (loss) earnings per share	$(0.11)	$0.49	$(2.75)	$1.58
Diluted (loss) earnings per share	$(0.11)	$0.47	$(2.75)	$1.58

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IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)	(audited)

ASSETS
Cash and cash equivalents	$1,342,112	$1,585,302
Marketable securities	121,515	326,788
Accounts receivable, net	118,149	116,670
Prepaid expenses and other current assets	185,956	377,443
Current assets of discontinued operations	—	1,020,034
Total current assets	1,767,732	3,426,237

Property and equipment, net	335,537	334,341
Goodwill	1,910,918	1,823,779
Intangible assets, net	410,669	401,915
Long-term investments	256,839	301,023
Other non-current assets	401,445	201,764
Non-current assets of discontinued operations	—	6,101,743
TOTAL ASSETS	$5,083,140	$12,590,802

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$60,325	$41,957
Deferred revenue	50,474	48,110
Current maturities of long-term obligations	—	12,090
Accrued expenses and other current liabilities	293,916	366,769
Current liabilities of discontinued operations	—	1,265,307
Total current liabilities	404,715	1,734,233

Long-term obligations, net of current maturities	95,844	834,542
Income taxes payable	382,275	264,113
Other long-term liabilities	14,637	13,893
Non-current liabilities of discontinued operations	—	1,127,479
Minority interest	32,063	32,880

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	210	209
Class B convertible common stock	16	16
Additional paid-in capital	11,096,473	14,744,542
Retained earnings	28	567,820
Accumulated other comprehensive (loss) income	(28,792)	39,814
Treasury stock	(6,914,329)	(6,768,739)
Total shareholders’ equity	4, 153,606	8,583,662
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,083,140	$12,590,802

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IAC CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Nine Months Ended September 30,
	2008	2007

Cash flows from operating activities attributable to continuing operations:
Net (loss) earnings available to common shareholders	$(383,618)	$225,824
Less: loss (income) from discontinued operations, net of tax	295,457	(233,005)
Loss from continuing operations	(88,161)	(7,181)
Adjustments to reconcile (loss) earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	76,083	70,258
Impairment of available-for-sale securities	132,587	—
Non-cash compensation expense	76,174	52,360
Amortization of non-cash marketing	12,005	33,080
Deferred income taxes	(79,755)	(817)
Equity in income of unconsolidated affiliates	(15,373)	(16,543)
Loss on extinguishment of Senior Notes	63,218	—
Gain on sale of long-term investment	(29,130)	—
Increase in the fair value of the derivative asset created in the sale of HSE	(5,785)	(7,771)
Net increase in the fair value of the derivative assets and liabilities created in the Expedia spin-off	(545)	(4,383)
Minority interest in losses of consolidated subsidiaries	(1,195)	(1,490)
Changes in current assets and liabilities:
Accounts receivable	(6,517)	371
Prepaid expenses and other current assets	(6,167)	(9,769)
Accounts payable and other current liabilities	33,662	(13,480)
Income taxes payable	(23,355)	(109,655)
Deferred revenue	3,516	6,127
Other, net	6,099	9,025
Net cash provided by operating activities attributable to continuing operations	147,361	132
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(130,704)	(45,824)
Capital expenditures	(51,348)	(77,769)
Proceeds from sales and maturities of marketable securities	330,316	1,188,409
Purchases of marketable securities	(140,878)	(695,855)
Proceeds from sales of long-term investments	60,945	109,923
Increase in long-term investments	(59,700)	(229,455)
Proceeds from sale of discontinued operations	32,723	4,173
Net cash distribution from spun-off businesses	427,834	—
Other, net	189	12,985
Net cash provided by investing activities attributable to continuing operations	469,377	266,587
Cash flows from financing activities attributable to continuing operations:
Repurchase of Senior Notes	(514,943)	—
Principal payments on long-term obligations	(8)	(7,577)
Purchase of treasury stock	(145,590)	(542,946)
Issuance of common stock, net of withholding taxes	(12,774)	21,944
Excess tax benefits from stock-based awards	726	5,813
Collection of note receivable from key executive for common stock issuance	—	4,998
Other, net	(1,438)	(1,108)
Net cash used in financing activities attributable to continuing activities	(674,027)	(518,876)
Total cash used in continuing operations	(57,289)	(252,157)
Net cash provided by operating activities attributable to discontinued operations	274,415	598,289
Net cash used in investing activities attributable to discontinued operations	(495,131)	(215,228)
Net cash provided by (used in) financing activities attributable to discontinued operations	50,484	(209,923)
Total cash (used in) provided by discontinued operations	(170,232)	173,138
Effect of exchange rate changes on cash and cash equivalents	(15,669)	29,472
Net decrease in cash and cash equivalents	(243,190)	(49,547)
Cash and cash equivalents at beginning of period	1,585,302	1,428,140
Cash and cash equivalents at end of period	$1,342,112	$1,378,593

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Nine Months Ended September 30,
	2008	2007
Net cash provided by operating activities attributable to continuing operations	$147.4	$0.1
Capital expenditures	(51.3)	(77.8)
Tax refunds related to the sale of VUE interests	—	(28.5)
Tax payments related to the sale of PRC	—	43.6
Tax payments related to the sale of HSE24	1.2	31.6
Free Cash Flow	$97.2	$(31.0)

For the nine months ended September 30, 2008, consolidated Free Cash Flow increased by $128.2 million from the prior year period due principally to lower cash taxes paid and lower capital expenditures. Free Cash Flow excludes tax payments and refunds related to the sale of the Company’s interests in PRC, HSE24 and VUE because the proceeds from these sales were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Diluted (loss) earnings per share	$(0.11)	$0.47	$(2.75)	$1.58
GAAP diluted weighted average shares outstanding	140,054	148,973	139,625	143,253
Net (loss) earnings available to common shareholders	$(14,837)	$70,471	$(383,618)	$225,824
Non-cash compensation expense	38,677	16,635	76,174	52,360
Amortization of non-cash marketing	6,138	9,072	12,005	33,080
Amortization of intangibles	8,287	10,267	24,028	26,304
Arcandor impairment	—	—	132,587	—
Net other income related to the fair value adjustment of derivatives	(35)	(2,666)	(545)	(4,383)
Other loss (income) related to fair value adjustment of the derivative created in the sale of HSE24	5,137	(5,859)	(5,785)	(7,771)
Gain on sale of VUE interests and related effects	1,817	2,072	5,241	6,155
(Gain) loss on sale of discontinued operations, net of tax	(767)	1,557	(23,314)	(33,524)
Discontinued operations, net of tax	14,718	(67,110)	318,771	(199,481)
Impact of income taxes and minority interest	(79,371)	(9,190)	(139,688)	(33,823)
Adjusted Net Income	$(20,236)	$25,249	$15,856	$64,741

Adjusted EPS weighted average shares outstanding	140,054	152,345	147,014	153,939

Adjusted EPS	$(0.14)	$0.17	$0.11	$0.42

GAAP Basic weighted average shares outstanding	140,054	142,481	139,625	143,253
Options, warrants and RSUs, treasury method	—	6,492	—	—
Conversion of convertible preferred and convertible notes (if applicable)	—	—	—	—
GAAP Diluted weighted average shares outstanding	140,054	148,973	139,625	143,253
Options, warrants and RSUs, treasury method not included in diluted shares above	—	—	4,077	7,507
Impact of RSUs and convertible preferred and notes (if applicable), net	—	3,372	3,312	3,179
Adjusted EPS shares outstanding	140,054	152,345	147,014	153,939

For Adjusted EPS purposes, if dilutive, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes. Since the Company’s Adjusted Net Income for Q3 2008 is a loss all dilutive securities are excluded from Adjusted EPS shares outstanding as their impact is anti-dilutive.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2008
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$38.8	$—	$—	$(6.7)	$32.1
Match	30.3	—	(6.1)	(0.2)	24.0
ServiceMagic	8.7	(0.2)	—	(0.4)	8.1
Emerging Businesses	(6.1)	(0.3)	—	(1.0)	(7.4)
Corporate	(41.2)	(38.2)	—	—	(79.4)
Total	$30.5	$(38.7)	$(6.1)	$(8.3)	(22.6)
Other expense, net					(64.0)
Loss from continuing operations before income taxes and minority interest					(86.6)
Income tax benefit					85.3
Minority interest in losses of consolidated subsidiaries					0.4
Loss from continuing operations					(0.9)
Gain on sale of discontinued operations, net of tax					0.8
Loss from discontinued operations, net of tax					(14.7)
Net loss available to common shareholders					$(14.8)

(A) Non-cash compensation expense includes $3.0 million, $3.3 million, $32.3 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Media & Advertising	$9.2
Match	2.2
ServiceMagic	0.8
Emerging Businesses	2.0
Corporate	3.2
Total Depreciation	$17.3

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the nine months ended September 30, 2008
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$112.2	$—	$—	$(19.0)	$93.2
Match	63.3	—	(12.0)	(0.5)	50.7
ServiceMagic	24.2	(0.5)	—	(1.2)	22.6
Emerging Businesses	(21.7)	(0.8)	—	(3.3)	(25.8)
Corporate	(106.0)	(74.9)	—	—	(180.9)
Total	$72.0	$(76.2)	$(12.0)	$(24.0)	(40.2)
Other expense, net					(152.7)
Loss from continuing operations before income taxes and minority interest					(192.9)
Income tax benefit					103.6
Minority interest in losses of consolidated subsidiaries					1.2
Loss from continuing operations					(88.2)
Gain on sale of discontinued operations, net of tax					23.3
Loss from discontinued operations, net of tax					(318.8)
Net loss available to common shareholders					$(383.6)

(A) Non-cash compensation expense includes $5.9 million, $6.5 million, $63.6 million and $0.2 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Media & Advertising	$27.8
Match	6.5
ServiceMagic	2.4
Emerging Businesses	5.5
Corporate	9.8
Total Depreciation	$52.1

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$27.9	$—	$(6.1)	$(6.2)	$15.7
Match	29.5	—	—	(0.2)	29.3
ServiceMagic	5.4	(0.2)	—	(0.6)	4.6
Emerging Businesses	(3.5)	(0.2)	(3.0)	(3.2)	(9.9)
Corporate	(21.7)	(16.2)	—	—	(38.0)
Total	$37.7	$(16.6)	$(9.1)	$(10.3)	1.7
Other income, net					12.9
Earnings from continuing operations before income taxes and minority interest					14.6
Income tax provision					(11.1)
Minority interest in losses of consolidated subsidiaries					1.5
Earnings from continuing operations					4.9
Loss on sale of discontinued operations, net of tax					(1.6)
Income from discontinued operations, net of tax					67.1
Net earnings available to common shareholders					$70.5

(A) Non-cash compensation expense includes $1.3 million, $1.4 million and $13.9 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Media & Advertising	$7.6
Match	2.0
ServiceMagic	0.7
Emerging Businesses	1.5
Corporate	3.4
Total Depreciation	$15.1

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the nine months ended September 30, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$56.8	$—	$(22.8)	$(18.5)	$15.5
Match	57.5	—	(7.2)	(0.7)	49.6
ServiceMagic	18.7	(0.5)	—	(2.2)	16.1
Emerging Businesses	—	(1.1)	(3.0)	(5.0)	(9.0)
Corporate	(65.7)	(50.8)	—	—	(116.5)
Total	$67.4	$(52.4)	$(33.1)	$(26.3)	(44.3)
Other income, net					39.0
Loss from continuing operations before income taxes and minority interest					(5.3)
Income tax provision					(3.4)
Minority interest in losses of consolidated subsidiaries					1.5
Loss from continuing operations					(7.2)
Gain on sale of discontinued operations, net of tax					33.5
Income from discontinued operations, net of tax					199.5
Net earnings available to common shareholders					$225.8

(A) Non-cash compensation expense includes $4.0 million, $4.4 million, $43.8 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Media & Advertising	$22.9
Match	5.5
ServiceMagic	1.8
Emerging Businesses	3.9
Corporate	9.8
Total Depreciation	$44.0

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the sale of HSE24, (9) other than temporary impairment of investments, (10) one-time items, and (11) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse lines of credit due to the close connection that exists with changes in loans held for sale which are included in cash provided by operating activities. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC and HSE24 due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2009 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the sale of HSE24 is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

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OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, changes in the advertising market, changes in relationships with advertisers, suppliers and third party distribution channels, technological changes, regulatory changes, failure to comply with existing laws, our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 35 leading and diversified Internet businesses across 40 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com/.

Contact Us

IAC Investor Relations

Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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